EXHIBIT 1
                                    KSW, INC.

                         STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE

                                                      Three Months Ended
                                                           March 31
                                                     1998             1997
                                                     ----             ----
Net earnings/(loss)                               $(331,000)      $ 500,000
                                                  =========       =========
EARNINGS/(LOSS) PER SHARE - PRIMARY
Weighted average shares
  outstanding during the period                   5,457,422       5,542,978

Earnings/(loss) per
  common share - Primary                               (.06)            .09
                                               =============      ============

EARNINGS/(LOSS) PER SHARE - DILUTED
Weighted average shares
  outstanding during the period                   5,457,422       5,542,978

Common & Common Stock
  equivalent shares using the
  treasury stock method                             157,720         170,096

Total shares outstanding for
  purposes of calculating
  fully diluted earnings/(loss)
  per share                                       5,615,142       5,713,074

Earnings/(loss) per
  common and common
  equivalent share - Diluted                           (.06)            .09
                                                  ==========       =========